Filed Pursuant to Rule 433
Registration Statement 333-259205

CAPPED MARKET INDEX TARGET-TERM SECURITIES® (MITTS®)

Capped Market Index Target-Term Securities® Linked to the Dow Jones Industrial Average®
Issuer	Royal Bank of Canada (“RBC”)
Principal Amount	$10.00 per unit
Term	Approximately six years
Market Measure	The Dow Jones Industrial Average® (Bloomberg symbol: "INDU")
Payout Profile at Maturity	• 100.00% participation in increases in the Market Measure, subject to the Capped Value • If the Market Measure is flat or decreases, the payment at maturity will be the Minimum Redemption Amount
Capped Value	[$15.60 to $16.60] per unit, a [56.00% to 66.00%] return over the principal amount, to be determined on the pricing date.
Participation Rate	100.00%
Minimum Redemption Amount	$10.00 per unit
Investment Considerations
This investment is designed for investors who anticipate that the Market Measure will increase moderately over the term of the notes, are seeking full principal amount at maturity, and are willing to accept a capped return and forgo interim interest payments.

Preliminary Offering Documents	http://www.sec.gov/Archives/edgar/data/1000275/000114036122043222/brhc10044528_fwp.htm
Exchange Listing	No
You should read the relevant Preliminary Offering Documents before you invest.
Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.
Risk Factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
•	Payments on the notes, including repayment of principal, are subject to the credit risk of RBC. If RBC becomes insolvent or is unable to pay its obligations, you may lose your entire investment.
•	Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the stocks included in the Market Measure.
•	The initial estimated value of the notes on the pricing date will be less than their public offering price.
•	If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
•
You will have no rights of a holder of the securities represented by the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

•	RBC, MLPF&S, BofAS and their respective affiliates do not control any company included in the Market Measure, and have not verified any disclosure made by any other company.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

The graph above and the table below reflect the hypothetical return on the notes, based on the terms contained in the table to the left (using the mid-point for any range(s)).  The graph and table have been prepared for purposes of illustration only and do not take into account any tax consequences from investing in the notes.

Hypothetical Percentage Change from the Starting Value to the Ending Value	Hypothetical Redemption Amount per Unit	Hypothetical Total Rate of Return on the Notes
-100.00%	$10.00(1)	0.00%
-50.00%	$10.00	0.00%
-25.00%	$10.00	0.00%
-20.00%	$10.00	0.00%
-10.00%	$10.00	0.00%
-5.00%	$10.00	0.00%
0.00%	$10.00	0.00%
10.00%	$11.00	10.00%
30.00%	$13.00	30.00%
40.00%	$14.00	40.00%
50.00%	$15.00	50.00%
61.00%	$16.10(2)	61.00%
80.00%	$16.10	61.00%

(1)	The Redemption Amount per unit cannot be less than the Minimum Redemption Amount.
(2)	The Redemption Amount per unit cannot exceed the hypothetical Capped Value.

RBC has filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, RBC, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-800-294-1322.